Filed Pursuant to Rule 433

Registration Statement Nos. 333-157906 and 333-157906-01

March 8, 2011

PRICING TERM SHEET

U.S.$700,000,000 Floating Rate Guaranteed Notes due 2014

Issuer:	BP Capital Markets p.l.c. (“BP Capital U.K.”)

Guarantor:	BP p.l.c. (“BP”)

Title:	Floating Rate Guaranteed Notes due 2014 (the “2014 Notes”)

Total principal amount being issued:	$700,000,000

Denomination:	The 2014 Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Issuance Date:	March 11, 2011

Guarantee:	Payment of the principal of and interest on the 2014 Notes is fully guaranteed by BP.

Maturity Date:	March 11, 2014

Day Count:	Actual/360

Day Count Convention:	Modified following. If any Interest Payment Date falls on a day that is not a Business Day, that Interest Payment Date will be postponed to the next succeeding Business Day unless that Business Day is in the next succeeding calendar month, in which case the Interest Payment Date will be the immediately preceding Business Day.

Interest Rate:	The Interest Rate for the first Interest Period will be the 3-month U.S. dollar London Interbank Offered Rate (“LIBOR”), as determined on March 9, 2011, plus the Spread (as described below). Thereafter, the Interest Rate for any Interest Period will be U.S. dollar LIBOR, as determined on the applicable Interest Determination Date, plus the Spread. The Interest Rate will be reset quarterly on each Interest Reset Date.

Date interest starts accruing:	March 11, 2011

Interest Payment Dates:	March 11, June 11, September 11 and December 11 of each year, subject to the Day Count Convention

First Interest Payment Date:	June 11, 2011

Spread:	0.60%

Interest Reset Dates:	The Interest Reset Date for each Interest Period other than the first Interest Period will be the first day of such Interest Period, subject to the Day Count Convention.

Interest Periods:	The period beginning on, and including, an Interest Payment Date and ending on, but not including, the following Interest Payment Date; provided that the first Interest Period will begin on March 11, 2011, and will end on, but not include, the First Interest Payment Date.

Interest Determination Date:	The Interest Determination Date relating to a particular Interest Reset Date will be the second London Business Day preceding such Interest Reset Date.

London Business Day:	Any week day on which banking or trust institutions in London are not authorized generally or obligated by law, regulation or executive order to close.

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2014 Notes are unsecured and will rank equally with all of BP Capital U.K.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	The 15th calendar day preceding each Interest Payment Date

Payment of additional amounts:	Under current law, payments of interest may be made without withholding or deduction for or on account of U.K. income tax, and no additional amounts will therefore be payable, provided that the notes are listed on a “recognised stock exchange” within the meaning of Section 1005 of the UK Income Tax Act 2007. The New York Stock Exchange is a “recognised stock exchange” at the date hereof.

Listing:	Application will be made to list the 2014 Notes on the New York Stock Exchange although neither BP Capital U.K. nor BP can guarantee such listing will be obtained.

Redemption:	The 2014 Notes are not redeemable, except as described under “Description of Debt Securities—Optional Tax Redemption” on page 19 of the prospectus. The provision for optional tax redemption described therein will apply in respect of changes in tax treatments occurring after March 11, 2011.

Sinking fund:	There is no sinking fund.

Further issuances:	BP Capital U.K. may, at its sole option, at any time and without the consent of the then existing note holders issue additional notes in one or more transactions subsequent to the date of the related prospectus supplement, dated March 8, 2011, with terms (other than the issuance date, issue price and, possibly, the first interest payment date) identical to the 2014 Notes issued pursuant to the prospectus supplement. These additional notes will be deemed part of the same series as the 2014 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional notes the right to vote together with holders of the 2014 Notes issued pursuant to the prospectus supplement, provided that such additional notes will be issued with no more than de minimis original issue discount or be part of a “qualified reopening” for U.S. federal income tax purposes.

Public offering price:	Per 2014 Note: 100.00%; Total: $700,000,000

Underwriters’ discount:	Per 2014 Note: 0.125% Total: $875,000

Proceeds, before expenses, to us:	Per 2014 Note: 99.875%; Total: $699,125,000

Underwriter:	BNP Paribas Securities Corp. ($140,000,000)

Citigroup Global Markets Inc. ($140,000,000)

Credit Suisse Securities (USA) LLC ($140,000,000)

Morgan Stanley & Co. Incorporated ($140,000,000)

RBS Securities Inc. ($140,000,000)

CUSIP Number:	05565QBS6

ISIN:	US05565QBS66

Calculation Agent:	The Bank of New York Mellon Trust Company, N.A.

Calculation of U.S. dollar LIBOR:	The Calculation Agent will determine U.S. dollar LIBOR in accordance with the following provisions: With respect to any Interest Determination Date, U.S. dollar LIBOR will be the rate for deposits in U.S. dollars having a maturity of three months commencing on the Interest Reset Date that appears on the designated LIBOR page as of 11:00 a.m., London time, on that Interest Determination Date. If no rate appears, U.S. dollar LIBOR, in respect of that Interest Determination Date, will be determined as follows: the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent (after consultation with us), to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars for the period of three months, commencing on the Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then U.S. dollar LIBOR on that Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then U.S. dollar LIBOR on the Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on the Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent (after consultation with us) for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; provided, however, that if the banks selected by the Calculation Agent are not providing quotations in the manner described by this sentence, U.S. dollar LIBOR determined as of that Interest Determination Date will be U.S. dollar LIBOR in effect on that Interest Determination Date. The designated LIBOR page is the Reuters screen “LIBOR01”, or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars. The Reuters screen “LIBOR01” is the display designated as the Reuters screen “LIBOR01”, or such other page as may replace the Reuters screen “LIBOR01” on that service or such other service or services as may be denominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits. All calculations made by the Calculation Agent for the purposes of calculating the Interest Rate on the 2014 Notes shall be conclusive and binding on the holders of 2014 Notes, BP, BP Capital U.K. and the trustee, absent manifest error.

U.S.$1,600,000,000 3.20% Guaranteed Notes due 2016

Issuer:	BP Capital U.K.

Guarantor:	BP

Title:	3.20% Guaranteed Notes due 2016 (the “2016 Notes”)

Total principal amount being issued:	$1,600,000,000

Denomination:	The 2016 Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Issuance date:	March 11, 2011

Guarantee:	Payment of the principal of and interest on the 2016 Notes is fully guaranteed by BP.

Maturity Date:	March 11, 2016

Day Count:	30/360

Day Count Convention:	Following Unadjusted

Interest Rate:	3.20% per annum

Date interest starts accruing:	March 11, 2011

Interest Payment Dates:	Each March 11 and September 11 of each year, subject to the Day Count Convention.

First Interest Payment Date:	September 11, 2011

Treasury benchmark:	2.125% due February 29, 2016

US treasury yield:	2.22%

Spread to treasury:	T+100 bps

Re-offer yield:	3.22%

Business Day:	Any weekday on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2016 Notes are unsecured and unsubordinated and will rank equally with all of BP Capital U.K.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	The 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day.

Payment of additional amounts:	Under current law, payments of interest may be made without withholding or deduction for or on account of U.K. income tax, and no additional amounts will therefore be payable, provided that the notes are listed on a “recognised stock exchange” within the meaning of Section 1005 of the UK Income Tax Act 2007. The New York Stock Exchange is a “recognised stock exchange” at the date hereof.

Listing:	Application will be made to list the 2016 Notes on the New York Stock Exchange although neither BP Capital U.K. nor BP can guarantee such listing will be obtained.

Redemption:	The 2016 Notes are not redeemable, except as described under “Description of Debt Securities—Optional Tax Redemption” on page 19 of the prospectus. The provision for optional tax redemption described therein will apply in respect of changes in tax treatments occurring after March 11, 2011.

Sinking fund:	There is no sinking fund.

Further issuances:	BP Capital U.K. may, at its sole option, at any time and without the consent of the then existing note holders issue additional notes in one or more transactions subsequent to the date of the related prospectus supplement dated March 8, 2011 with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2016 Notes issued pursuant to the prospectus supplement. These additional notes will be deemed part of the same series as the 2016 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional notes the right to vote together with holders of the 2016 Notes issued pursuant to the prospectus supplement, provided that such additional notes will be issued with no more than de minimis original issue discount or be part of a “qualified reopening” for U.S. federal income tax purposes.

Public offering price:	Per 2016 Note: 99.908% Total: $1,598,528,000

Underwriters’ discount:	Per 2016 Note: 0.17% Total: $2,720,000

Proceeds, before expenses, to us:	Per 2016 Note: 99.738%; Total: $1,595,808,000

Underwriters:	BNP Paribas Securities Corp. ($320,000,000)

Citigroup Global Markets Inc. ($320,000,000)

Credit Suisse Securities (USA) LLC ($320,000,000)

Morgan Stanley & Co. Incorporated ($320,000,000)

RBS Securities Inc. ($320,000,000)

CUSIP Number:	05565QBQ0

ISIN:	US05565QBQ01

U.S.$1,400,000,000 4.742% Guaranteed Notes due 2021

Issuer:	BP Capital U.K.

Guarantor:	BP

Title:	4.742% Guaranteed Notes due 2021 (the “2021 Notes”)

Total principal amount being issued:	$1,400,000,000

Denomination:	The 2021 Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Issuance date:	March 11, 2011

Guarantee:	Payment of the principal of and interest on the 2021 Notes is fully guaranteed by BP.

Maturity Date:	March 11, 2021

Day Count:	30/360

Day Count Convention:	Following Unadjusted

Interest Rate:	4.742% per annum

Date interest starts accruing:	March 11, 2011

Interest Payment Dates:	Each March 11 and September 11 of each year, subject to the Day Count Convention.

First Interest Payment Date:	September 11, 2011

Treasury benchmark:	3.625% due February 15, 2021

US treasury yield:	3.542%

Spread to treasury:	T+120 bps

Re-offer yield:	4.742%

Business Day:	Any weekday on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2021 Notes are unsecured and unsubordinated and will rank equally with all of BP Capital U.K.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	The 15th calendar day preceding each Interest Payment Date, whether or not such day is a Business Day.

Payment of additional amounts:	Under current law, payments of interest may be made without withholding or deduction for or on account of U.K. income tax, and no additional amounts will therefore be payable, provided that the notes are listed on a “recognised stock exchange” within the meaning of Section 1005 of the UK Income Tax Act 2007. The New York Stock Exchange is a “recognised stock exchange” at the date hereof.

Listing:	Application will be made to list the 2021 Notes on the New York Stock Exchange although neither BP Capital U.K. nor BP can guarantee such listing will be obtained.

Redemption:	The 2021 Notes are not redeemable, except as described under “Description of Debt Securities—Optional Tax Redemption” on page 19 of the prospectus and as described below under “Optional make-whole redemption”. The provision for optional tax redemption described therein will apply in respect of changes in tax treatments occurring after March 11, 2011.

Optional make-whole redemption:	BP Capital U.K. has the right to redeem the 2021 Notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the 2021 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2021 Notes to be redeemed (not including any portion of payments of interest accrued and unpaid to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 20 basis points, plus in each case accrued and unpaid interest to the date of redemption. For purposes of determining the optional make-whole redemption price, the following definitions are applicable. “Treasury rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date. “Comparable treasury issue” means the U.S. Treasury security or securities selected by the quotation agent as having an actual or interpolated maturity comparable to the remaining term of the 2021 Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes. “Comparable treasury price” means, with respect to any redemption date, the average of the reference treasury dealer quotations for such redemption date. “Quotation agent” means one of the reference treasury dealers appointed by BP Capital U.K. “Reference treasury dealer” means BNP Paribas Securities Corp. and Citigroup Global Markets Inc. or their affiliates which are primary U.S. government securities dealers, and their respective successors, and two other primary U.S. government securities dealers selected by BP Capital U.K., provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in the United States (a “primary treasury dealer”), BP Capital U.K. shall substitute therefor another primary treasury dealer. “Reference treasury dealer quotations” means with respect to each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent by such reference treasury dealer at 5:00 p.m. New York time on the third business day preceding such redemption date.

Sinking fund:	There is no sinking fund.

Further issuances:	BP Capital U.K. may, at its sole option, at any time and without the consent of the then existing note holders issue additional notes in one or more transactions subsequent to the date of the related prospectus supplement dated March 8, 2011 with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2021 Notes issued pursuant to the prospectus supplement. These additional notes will be deemed part of the same series as the 2021 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional notes the right to vote together with holders of the 2021 Notes issued pursuant to the prospectus supplement, provided that such additional notes will be issued with no more than de minimis original issue discount or be part of a “qualified reopening” for U.S. federal income tax purposes.

Public offering price:	Per 2021 Note: 100.00% Total: $1,400,000,000

Underwriters’ discount:	Per 2021 Note: 0.30% Total: $4,200,000

Proceeds, before expenses, to us:	Per 2021 Note: 99.70%; Total: $1,395,800,000

Underwriters:	BNP Paribas Securities Corp. ($280,000,000)

Citigroup Global Markets Inc. ($280,000,000)

Credit Suisse Securities (USA) LLC ($280,000,000)

Morgan Stanley & Co. Incorporated ($280,000,000)

RBS Securities Inc. ($280,000,000)

CUSIP Number:	05565QBR8

ISIN:	US05565QBR83

* * * * * * * *

The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at 1-800-854-5674, Citigroup Global Markets Inc. toll-free at 1-877-858-5407, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649 or RBS Securities Inc. toll-free at 1-866-884-2071.